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                                                                      EXHIBIT 12

                              THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

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
                                                                   Year Ended December 31,
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                                                    1998        1997        1996        1995        1994
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
Income from continuing operations before
  income taxes                                    $282,009    $226,178    $185,822    $150,834    $122,863

Add fixed charges:
  Interest expense                                 479,360     416,093     366,543     337,814     210,001

  One-third of rent expense                          3,854       2,789       2,368       2,084       2,053
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Total fixed charges                                483,214     418,882     368,911     339,898     212,054
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Income as adjusted                                $765,223    $645,060    $554,733    $490,732    $334,917
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Ratio of income to fixed charges                      1.58        1.54        1.50        1.44        1.58
==========================================================================================================

Preferred stock dividends on a pre-tax basis      $  6,325    $  6,676

Total combined fixed charges and
    preferred stock dividends                     $489,539    $425,558    $368,911    $339,898    $212,054
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Ratio of income to combined fixed charges
    and preferred stock dividends                     1.56        1.52        1.50        1.44        1.58
==========================================================================================================
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